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                                                                    EXHIBIT 15.1


The Board of Directors
PowerCerv Corporation


We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-3960) of PowerCerv Corporation for the registration of 3,675,000 shares of its common stock of our report dated April 16, 1999, relating to the unaudited condensed consolidated interim financial statements of PowerCerv Corporation that is included in its Form 10-Q for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                  /s/ Ernst & Young LLP
                                                  Ernst & Young LLP

Tampa, Florida
April 16, 1999



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